Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $.01 par value per share, of EVINE Live Inc., a Minnesota corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  March 29, 2016

COVE STREET CAPITAL, LLC

By:	/s/ Daniele Beasley
	Name:	Daniele Beasley
	Title:	Chief Compliance Officer; Member

/s/ Jeffrey Bronchick
Jeffrey Bronchick